Exhibit 99.1

Global Partners Reports Fourth-Quarter and Full-Year 2014 Financial Results

Full-year 2014 Highlights

  Record Net Income of $114.7 Million
  Record EBITDA of $242.3 Million
  Record Distributable Cash Flow of $161.2 Million

Q4 2014 Highlights

  Net Income of $27.9 Million
  EBITDA of $61.9 Million
  Distributable Cash Flow of $44.4 Million

WALTHAM, Mass.--(BUSINESS WIRE)--March 12, 2015--Global Partners LP (NYSE: GLP) today reported financial results for the fourth quarter and full year ended December 31, 2014.

“Global delivered record full-year net income, EBITDA and distributable cash flow in 2014,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Our results benefited in part from significantly colder weather and an unusually favorable gasoline blendstocks market in the first quarter and from the steep decline in gasoline prices during the second half of 2014. Our ability to capitalize on favorable market opportunities reflects the breadth of our asset base and the diversity of our products and businesses.”

Fourth Quarter 2014 Financial Summary

Net income attributable to Global Partners for the fourth quarter of 2014 was $27.9 million, or $0.93 per diluted limited partner unit, compared with $34.0 million, or $1.20 per diluted limited partner unit, for the fourth quarter of 2013.

Combined product margin for the fourth quarter of 2014 was $158.3 million, compared with $150.0 million for the fourth quarter of 2013.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2014 were $61.9 million, compared with $64.9 million for the same period of 2013.

Distributable cash flow (DCF) for the fourth quarter of 2014 was $44.4 million, compared with $52.5 million for the fourth quarter of 2013.

“Our Gasoline Distribution and Station Operations (GDSO) segment reported a record $86 million product margin, 42% higher than Q4 of 2013 due to sharply declining gasoline prices,” Slifka said. “In our Wholesale segment, gasoline and gasoline blendstocks product margin declined due to less favorable market conditions. Crude oil product margin, on the other hand, nearly doubled year-over-year to $43.7 million from $22.3 million in the fourth quarter of 2013.”

Combined product margin, EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and 12 months ended December 31, 2014 and 2013.

Sales for the fourth quarter of 2014 were $3.5 billion, compared with $4.8 billion for the same period in 2013, primarily attributed to lower commodity prices. Wholesale segment sales were $2.6 billion, compared with $3.7 billion for the fourth quarter of 2013. Sales in the GDSO segment were $744.3 million, versus $819.1 million for the same period in 2013. Commercial segment sales were $191.1 million, compared with $265.4 million for the fourth quarter of 2013.

Wholesale segment volume was 1.2 billion gallons in the fourth quarter of 2014, compared with 1.4 billion gallons for the same period of 2013. Volume in the GDSO segment was 262.3 million gallons for the fourth quarter of 2014, compared with 263.4 million gallons in the fourth quarter of 2013. Commercial segment volume was 92.9 million gallons, compared with 108.9 million gallons for the fourth quarter of 2013.

Gross profit was $141.5 million for the fourth quarter of 2014, compared with $134.9 million for the fourth quarter of 2013. Wholesale segment product margin decreased to $65.9 million from $82.3 million in the fourth quarter of 2013. Product margin in the GDSO segment increased to $86.0 million from $60.7 million in the fourth quarter of 2013. Commercial segment product margin decreased to $6.4 million for the fourth quarter of 2014 from $7.0 million in the same period of 2013.

Full Year 2014 Financial Summary

Net income attributable to Global for the 12 months ended December 31, 2014 was $114.7 million, or $3.95 per diluted limited partner unit, compared with $42.6 million, or $1.42 per diluted limited partner unit, for the same period in 2013.

Combined product margin for 2014 was $604.0 million, compared with $461.5 million for 2013.

EBITDA for the 12 months ended December 31, 2014 increased to $242.3 million from $157.4 million for the same period in 2013.

Distributable cash flow for 2014 was $161.2 million, compared with $105.2 million for the comparable period in 2013.

Sales for the 12 months ended December 31, 2014 were $17.3 billion, compared with $19.6 billion for the same period in 2013. Wholesale segment sales were $12.9 billion in 2014, compared with $15.2 billion for 2013. Sales in the GDSO segment were $3.4 billion in both 2014 and 2013. Commercial segment sales were $966.4 million in 2014, compared with $1.0 billion for 2013.

Wholesale segment volume was 4.9 billion gallons in 2014, compared with 5.5 billion gallons in 2013. Volume in the GDSO segment was 1.0 billion gallons in both 2014 and 2013. Commercial segment volume was 394.0 million gallons in 2014, compared with 401.5 million gallons in 2013.

Gross profit increased 34% to $542.6 million in 2014 from $405.8 million in 2013. Wholesale segment product margin grew 44% to $293.1 million in 2014, compared with $202.9 million for the same period in 2013. Product margin in the GDSO segment increased 22% to $281.2 million from $230.3 million in 2013. Commercial segment product margin was up 5% to $29.7 million in 2014, compared with $28.4 million in 2013.

Recent Highlights

  Global completed the acquisition of independent petroleum marketer Warren Equities, Inc. from The Warren Alpert Foundation for approximately $387 million. The acquisition expands Global’s portfolio with the addition of 147 company-operated Xtra Mart convenience stores and related fuel operations, 53 commission agent locations and fuel supply rights for approximately 320 dealers.
  Global acquired a terminal in Boston Harbor from Global Petroleum Corp., a privately held affiliated company, for total consideration of $23.65 million. The 2.1-million-barrel facility, which had been leased by the Partnership for many years, stores and distributes gasoline, gasoline blendstocks and distillates.
  Global and Tethys Partners signed a five-year contract under which Global will provide rail, terminaling, storage and marine logistics services for crude oil to be transloaded from facilities in the United States and Canada and delivered to Global’s West Coast terminal in Clatskanie, Oregon. The agreement includes a take-or-pay commitment from Tethys Partners for approximately 55 million barrels of crude oil over the contract term.
  In December 2014, Global completed a registered public offering of approximately 3.6 million common units, resulting in net proceeds to the Partnership of approximately $138 million.
  The Board of Directors of Global’s general partner, Global GP LLC, declared a quarterly cash distribution of $0.6650 per unit, or $2.66 per unit on an annualized basis, on all of its outstanding common units for the period from October 1 through December 31, 2014. The distribution was paid on February 13, 2015 to unitholders of record as of the close of business February 4, 2015.

Business Outlook

“Our fundamental bias remains that supply and demand patterns favor the movement of mid-continent light crude to the East and West Coasts,” Slifka said. “Although current market conditions are drawing a portion of those light crude barrels to empty storage at the Cushing, Oklahoma oil hub, that demand is temporary. Once storage in Cushing is full, we expect to see much of this mid-continent sweet crude volume again move East and West. Our wholesale supply and logistics operations are well positioned to handle those volumes.”

“Looking ahead, we have several key organic projects on the horizon,” Slifka said. “We continue to expand our network of gathering, pipeline and storage assets in the mid-continent region. In Port Arthur, Texas we are pursuing permits to develop our waterborne rail terminal project, which remains on target to open in early 2017 and is a key milestone in the build-out of our system. At our CPBR terminal in Oregon we are pursuing plans to build additional storage, enlarge the dock and increase rail capacity. Our goal at CPBR is to concurrently offload crude trains and operate the ethanol manufacturing facility, creating additional product flexibility. We expect to complete this expansion next year.”

In Global’s GDSO segment, the integration of the Warren Equities acquisition is proceeding on plan and achieving anticipated synergies. The acquisition is expected to be accretive in the first full year of operations and generate $50 million to $60 million of EBITDA in the second full year of operations.

Global’s EBITDA guidance range for 2015 is $205 million to $225 million. The guidance is based on assumptions regarding market conditions such as demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment, and the forward product pricing curve, which could influence quarterly financial results. The guidance does not take into account unusually favorable market conditions such as Global experienced with respect to gasoline blendstocks in the first quarter of 2014, and with respect to rapidly declining gasoline prices in the second half of 2014.

Financial Results Conference Call

Management will review the Partnership’s fourth-quarter and year-end 2014 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website, www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales, gasoline station rental income and revenue generated from the Partnership’s logistics activities. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale, as well as product costs related to convenience store items and costs associated with the Partnership’s logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of Global Partners’ consolidated financial statements to assess the Partnership’s business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and may be used by external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership’s net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Availability of 2013 Audited Financial Statements
Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2013 was filed with the Securities and Exchange Commission on April 1, 2014.

A copy of the Annual Report on Form 10-K is available to be viewed or downloaded on the Partnership’s website at www.globalp.com or from the SEC’s website at www.sec.gov. A hard copy of the Partnership’s complete audited financial statements also can be obtained free of charge by contacting the Global Partners Investor Relations department at (617) 542-5300 or emailing GLP@investorrelations.com.

About Global Partners LP
A publicly traded master limited partnership, Global is a midstream logistics and marketing company that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. Global also is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is a leader in the transportation of crude oil and other products by rail across its “virtual pipeline” from the mid-continental U.S. and Canada to the East and West Coasts for distribution to refiners and others. With nearly 1,500 locations, primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global is No. 146 in the Fortune 500 list of America’s largest corporations. For additional information, visit www.globalp.com.

Forward-looking Statements
Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates. Estimates for Global Partners LP’s future EBITDA are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve. Therefore, Global Partners LP can give no assurance that its future EBITDA will be as estimated.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Sales	$3,532,948	$4,795,236	$17,269,954	$19,589,608
Cost of sales	3,391,427	4,660,369	16,727,349	19,183,779
Gross profit	141,521	134,867	542,605	405,829

Costs and operating expenses:
Selling, general and administrative expenses	43,582	36,259	153,961	115,491
Operating expenses	51,774	48,293	204,070	185,713
Amortization expense	5,293	5,895	18,867	19,216
Total costs and operating expenses	100,649	90,447	376,898	320,420

Operating income	40,872	44,420	165,707	85,409

Interest expense	(12,087)	(11,424)	(47,764)	(43,537)

Income before income tax (expense) benefit	28,785	32,996	117,943	41,872

Income tax (expense) benefit	(303)	33	(963)	(819)

Net income	28,482	33,029	116,980	41,053

Net (income) loss attributable to noncontrolling interest	(572)	1,013	(2,271)	1,562

Net income attributable to Global Partners LP	27,910	34,042	114,709	42,615

Less: General partner's interest in net income, including
incentive distribution rights (1)	1,817	1,215	5,981	3,521

Limited partners' interest in net income	$26,093	$32,827	$108,728	$39,094

Basic net income per limited partner unit (2)	$0.93	$1.20	$3.97	$1.43

Diluted net income per limited partner unit (2)	$0.93	$1.20	$3.95	$1.42

Basic weighted average limited partner units outstanding	27,988	27,267	27,420	27,329

Diluted weighted average limited partner units outstanding	28,107	27,267	27,502	27,560

(1) As a result of the December 10, 2014 issuance of 3,565,000 common units in connection with the Partnership's public offering, the general partner interest was reduced to 0.74% from 0.83%. Based on a weighted average, the general partner interest was 0.81% and 0.83% for the three and twelve months ended December 31, 2014, respectively.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$5,238	$9,217
Accounts receivable, net	457,730	686,392
Accounts receivable - affiliates	3,903	1,404
Inventories	336,813	572,806
Brokerage margin deposits	17,198	21,792
Derivative assets	83,826	46,007
Prepaid expenses and other current assets	56,515	36,693
Total current assets	961,223	1,374,311

Property and equipment, net	825,051	803,636
Intangible assets, net	48,902	67,769
Goodwill	154,078	154,078
Other assets	50,723	28,128

Total assets	$2,039,977	$2,427,922

Liabilities and partners' equity
Current liabilities:
Accounts payable	$456,619	$781,119
Line of credit	700	3,700
Environmental liabilities - current portion	3,101	3,377
Trustee taxes payable	105,744	80,216
Accrued expenses and other current liabilities	82,820	65,963
Derivative liabilities	58,507	38,197
Total current liabilities	707,491	972,572

Working capital revolving credit facility - less current portion	100,000	327,000
Revolving credit facility	133,800	434,700
Senior notes	368,136	148,268
Environmental liabilities - less current portion	34,462	36,262
Other long-term liabilities	59,932	45,940
Total liabilities	1,403,821	1,964,742

Partners' equity
Global Partners LP equity	586,942	415,237
Noncontrolling interest	49,214	47,943
Total partners' equity	636,156	463,180

Total liabilities and partners' equity	$2,039,977	$2,427,922

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$754	$38,361	$71,713	$43,147
Crude oil	43,709	22,304	141,965	92,807
Other oils and related products	21,412	21,653	79,376	66,916
Total	65,875	82,318	293,054	202,870
Gasoline Distribution and Station Operations segment:
Gasoline distribution	62,810	39,614	189,439	150,147
Station operations	23,148	21,044	91,757	80,106
Total	85,958	60,658	281,196	230,253
Commercial segment	6,421	7,019	29,716	28,359
Combined product margin	158,254	149,995	603,966	461,482
Depreciation allocated to cost of sales	(16,733)	(15,128)	(61,361)	(55,653)
Gross profit	$141,521	$134,867	$542,605	$405,829

Reconciliation of net income to EBITDA
Net income	$28,482	$33,029	$116,980	$41,053
Net (income) loss attributable to noncontrolling interest	(572)	1,013	(2,271)	1,562
Net income attributable to Global Partners LP	27,910	34,042	114,709	42,615
Depreciation and amortization, excluding the impact of noncontrolling interest	21,635	19,424	78,888	70,423
Interest expense, excluding the impact of noncontrolling interest	12,084	11,424	47,719	43,537
Income tax expense (benefit)	303	(33)	963	819
EBITDA	$61,932	$64,857	$242,279	$157,394

Reconciliation of net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$150,901	$1,035	$344,902	$255,147
Net changes in operating assets and liabilities and certain non-cash items	(98,808)	53,594	(141,558)	(136,960)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(2,548)	(1,163)	(9,747)	(5,149)
Interest expense, excluding the impact of noncontrolling interest	12,084	11,424	47,719	43,537
Income tax expense (benefit)	303	(33)	963	819
EBITDA	$61,932	$64,857	$242,279	$157,394

Reconciliation of net income to distributable cash flow
Net income	$28,482	$33,029	$116,980	$41,053
Net (income) loss attributable to noncontrolling interest	(572)	1,013	(2,271)	1,562
Net income attributable to Global Partners LP	27,910	34,042	114,709	42,615
Depreciation and amortization, excluding the impact of noncontrolling interest	21,635	19,424	78,888	70,423
Amortization of deferred financing fees	1,440	1,835	5,627	6,897
Amortization of senior notes discount	124	105	559	368
Amortization of routine bank refinancing fees	(1,102)	(1,117)	(4,444)	(4,072)
Maintenance capital expenditures	(5,648)	(1,785)	(34,115)	(10,977)
Distributable cash flow	$44,359	$52,504	$161,224	$105,254

Reconciliation of net cash provided by operating activities to distributable cash flow
Net cash provided by operating activities	$150,901	$1,035	$344,902	$255,147
Net changes in operating assets and liabilities and certain non-cash items	(98,808)	53,594	(141,558)	(136,960)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(2,548)	(1,163)	(9,747)	(5,149)
Amortization of deferred financing fees	1,440	1,835	5,627	6,897
Amortization of senior notes discount	124	105	559	368
Amortization of routine bank refinancing fees	(1,102)	(1,117)	(4,444)	(4,072)
Maintenance capital expenditures	(5,648)	(1,785)	(34,115)	(10,977)
Distributable cash flow	$44,359	$52,504	$161,224	$105,254

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary